Exhibit (10)AA

                                 FNB CORPORATION
                            2006 INCENTIVE STOCK PLAN

                                     FORM OF
                           STOCK PAYMENT AWARD AGREEMENT
                                       FOR
                              NON-EMPLOYEE DIRECTOR

                                  Granted {DATE 1}

This Stock Payment Award Agreement is entered into as of {DATE 1} pursuant to
Article XI of the FNB Corporation 2006 Incentive Stock Plan (the "Plan") and evidences the election of {NAME} (the "Participant") to receive certain retainer and meeting attendance fees in the form of Stock ("Stock Payment Award Shares").

1. Election: In consideration of the services rendered to FNB Corporation (the "Company") and/or its Subsidiaries by the Participant as a member of the Board of Directors of the Company or a Subsidiary and in accordance with Article XI of the FNB Corporation 2006 Incentive Stock Plan (the "Plan"), the Participant hereby elects to receive all retainer and meeting attendance fees to be owed to the Participant for calendar year ___________ (or the balance of the year after this election is first made pursuant to the Plan) for service as a member of the Board of Directors of the Company or any Subsidiary.

2. No Effect on Time of Taxation. The Participant agrees and acknowledges that this election and Agreement does not change the time of taxation of retainer and meeting attendance fees otherwise payable to the Participant in cash.

3.     Issuance of Stock Certificates/Dividend Payments:  In accordance with
       Article XI of the Plan, I hereby request the Company to take the following action with respect to Shares of Stock to be issued to me in connection with my Stock Payment Award for calendar year __________ following the Determination Date for such Shares:

            _______ issue a stock certificate evidencing such Shares and pay dividends thereon in cash as and when any such dividends are declared and paid thereon to all shareholders of record.

                        OR

            _______ maintain a book-entry record evidencing such Shares and reinvest dividends thereon as and when any such dividends are declared and paid thereon to all shareholders of record.

4. Voting, Dividends, and Other Ownership Rights. The Participant shall have full ownership rights with respect to the Award Shares from and after the Determination Date as of which the applicable Stock Payment Award Shares are to be issued to the Participant.

5. Withholding Taxes. The Company shall have the right to retain and withhold the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to the Stock Payment Award Shares. At its discretion, the Committee may require the Participant to reimburse the Company for any such taxes required to be withheld by the Company and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to or to become due from the Company to the Participant an amount equal to such taxes required to be withheld by the Company to reimburse the Company for any such taxes; or to retain and withhold a number of Shares of Stock
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       having a Fair Market Value not less than the amount of such taxes, and cancel any such Shares so withheld, in order to reimburse the Company for any such taxes.

6. Compliance with Securities Laws. The Company covenants that it has in effect an effective registration statement with the Securities and Exchange Commission covering the Shares of Stock of the Company, which are the subject of and are issued pursuant to this Agreement, except where there is an applicable exemption from registration of such Shares.

7. Administration. The Plan is administered by a Committee appointed by the Company's Board of Directors. The Committee has the authority to construe and interpret the Plan, to make rules of general application relating to the Plan, to amend outstanding Awards, and to require of any person receiving Stock pursuant to this Award, at the time of such receipt, the execution of any paper or the making of any representation or the giving of any commitment that the Committee shall, in its discretion, deem necessary or advisable by reason of the securities laws of the United States or any state, or the execution of any paper or the payment of any sum of money in respect of taxes or the undertaking to pay or have paid any such sum that the Committee shall, in its discretion, deem necessary by reason of the Internal Revenue Code or any rule or regulation thereunder or by reason of the tax laws of any state. All such Committee determinations shall be final, conclusive, and binding upon the Company and the Participant.

8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia.

9. Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, and legal representatives of the respective parties.

10. Capitalized Terms. Capitalized terms in this Agreement have the meaning assigned to them in the Plan, unless this Agreement provides, or the context requires, otherwise.

To evidence their agreement to the terms, conditions, and restrictions, the Company and the Participant have signed this Agreement as of the date first above written.

      FNB CORPORATION                     By:________________________________

                                          Its:_______________________________


      PARTICIPANT:                        ___________________________________
                                          {NAME}
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